SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C. 20549

                               Form 8-K

                            CURRENT REPORT

  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

   Date of Report (Date of earliest event reported) October 5, 2005

                          Commerce Group Corp.
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          (Exact name of registrant as specified in its charter)

     Wisconsin                  1-7375                 39-6050862
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 (State or other     (Commission File Number)         (IRS Employer
 jurisdiction                                       Identification No.)
of incorporation)

         6001 North 91st Street, Milwaukee, Wisconsin  53225-1795
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         (Address of principal executive offices)       (Zip Code)


Registrant's telephone number, including area code:  (414) 462-5310 fax:  (414) 462-5312


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ITEM 8.  OTHER EVENTS

COMMERCE GROUP CORP. IS LISTED ON THE OTC BB

Effective September 30, 2005, Commerce Group Corp.'s common shares were reinstated to trade on the Over the Counter Bulletin Board (OTC BB) system and its symbol is CGCO.OB. Commerce will retain a dual listing by also being traded on the Pink Sheets under the trade symbol of CGCO.PK.

Commerce Group Corp. was chartered in September 1962 and is now owned by approximately 3,600 shareholders. Its common shares have been publicly traded since 1968. As of March 31, 2005, 23,823,734 common shares are issued and outstanding.

Commerce Group Corp. for 37 years has been exploring, exploiting, and developing gold and silver ore reserves in the Republic of El Salvador, Central America. Commerce Group Corp. produced gold and silver from 1972 through 1978 and from 1995 through 2000. The gold ore reserves at Commerce Group Corp.'s San Sebastian Gold Mine exceed 1.5 million ounces of gold. It's possible to increase the total gold and silver ore reserves to 3.4 million ounces.

Commerce Group Corp. has expanded its mining concession from 1,698 to 21,489 acres by obtaining concessions/licenses from the Government of El Salvador. Commerce Group Corp. has in its control a total of 12 formerly operated gold and silver mines. These additions greatly augment the potential of additional gold and silver ore reserves.

Commerce Group Corp.'s primary objective is to enhance share value by expanding the gold ore reserves, joint venturing with others or by entering into mutually agreed upon business combinations, and when back in production, earning an above average profit. In addition, Commerce Group Corp. is aggressively pursing an acquisition or merger.



                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             COMMERCE GROUP CORP.
                             (Registrant)

                             /s/ Edward L. Machulak
Date: October 11, 2005       __________________________________________
                             By:  Edward L. Machulak, President